EXHIBIT 3.2(b)

SECRETARY'S CERTIFICATE

RE: AMENDMENT TO BYLAWS

          The undersigned Secretary of Fellon-McCord Associates, Inc. hereby certifies that the following amendments were adopted by the Board of Directors of said corporation by unanimous written consent as of January 3, 1996:

          Section 1 of Article I of the Bylaws has been amended in its entirety to read as follows:

          1.     Registered Office.     The registered office of the Corporation shall be at 500 Brown and Williamson Tower, Louisville, Kentucky.  The address of the registered office may be changed from time to time by the Board of Directors.

                                                                                          /s/ John C. McCord
                                                                                          John C. McCord